SEPARATION AGREEMENT

WHEREAS, Jack Salmon (“Executive”) has been employed by RAIT Financial Trust (“RAIT”); and

WHEREAS, RAIT and Executive are parties to that certain Employment Agreement entered into and executed on October 31, 2012, effective as of June 1, 2012, (the “Employment Agreement”); and

WHEREAS, Executive is a Senior Vice President of RAIT as well as the executive designated by RAIT to serve as the Chief Executive Officer and President of Independence Realty Trust, Inc. (“IRT”), a non-traded real estate investment trust externally managed by RAIT; and

WHEREAS, Executive is resigning as an employee of RAIT, and RAIT and Executive have mutually agreed that Executive’s resignation will become effective on the resignation date defined in Paragraph 1(a) below;

WHEREAS, this Separation Agreement (this “Agreement”) is intended to set forth the terms and conditions of that resignation;

WHEREAS, for purposes of this Agreement, IRT is deemed to be an affiliate of RAIT; and

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Executive’s Resignation From RAIT.

(a) Executive hereby resigns as an employee of RAIT, effective February 28, 2013 (the “Resignation Date”), consistent with the provisions of Paragraph 1(e) below. RAIT waives the requirement in the Employment Agreement that Executive provide sixty (60) days’ written notice of his resignation to RAIT.

(b) In the event that Executive executes this Agreement on or before February 20, 2013, agreeing to be bound by the General Release in Paragraph 3 below and agreeing to comply with the other terms and conditions of this Agreement, and does not thereafter revoke it during the seven (7) calendar day Revocation Period (“Revocation Period”) set forth in Paragraph 6 below, RAIT will:

(i) pay Executive a lump sum cash payment of One Million, Fifty-Five Thousand, Eighty-Three Dollars and Thirty-Four Cents ($1,055,083.34) (the “Amount”), less withholding of all applicable federal, state and local taxes and other deductions required by applicable law), on the Resignation Date; and

(ii) for a period of eighteen (18) months commencing            March 1, 2013, continue to cover Executive under its group medical coverage plan in effect on the Resignation Date, provided Executive is eligible for and makes a timely election for COBRA health care continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) for himself and, where applicable, his spouse and dependents, at the same premium rate as may be charged from time to time for employees generally as if Executive’s employment had continued in effect with RAIT during such period. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the foregoing eighteen (18) month benefit period.

(c) The parties hereto agree that the foregoing commitments set forth in Paragraph 1(b) above satisfy any and all obligations of RAIT and its subsidiaries and affiliates to Executive in connection with his employment with and resignation from RAIT, and that RAIT and its subsidiaries and affiliates have no further obligations to Executive under the Employment Agreement or otherwise, except that:

(i) Executive shall receive his current Base Salary for the period through the Resignation Date, at the annualized rate set forth in Section 1.4 of the Employment Agreement;

(ii) Executive shall, through the Resignation Date, participate in all employee retirement and welfare benefit plans and programs referenced in Section 1.6 of the Employment Agreement that currently are in effect. Any rights of Executive under these plans and programs will be governed by the terms of the applicable plan documents; and

(iii) Executive may submit a final expense report for reimbursement by RAIT in accordance with Section 1.7 of the Employment Agreement.

(d) For clarity:

(i) The tranche of 75,000 Stock Appreciation Rights (“SARs”) scheduled to vest on January 24, 2013 have vested. Executive agrees and acknowledges that RAIT and RAIT’s subsidiaries and its affiliates have no remaining obligations to him for any unvested SARs or pursuant to any other equity compensation awarded to Executive by RAIT or its subsidiaries and affiliates;

(ii) any rights that Executive has under any Indemnification Agreements (the “Indemnification Agreements”) entered into by Executive and RAIT and/or its subsidiaries and or its affiliates, including IRT, shall continue in accordance with the terms thereof; and

(iii) RAIT agrees to waive the non-competition restriction set forth in Section 5.1(a) of the Employment Agreement as of the Resignation Date, with the understanding that such waiver shall not apply to the other restrictions and provisions set forth in Section 5 (and its subsections) of the Employment Agreement.

(e) As of the last day of the Revocation Period (provided Executive has not revoked the Agreement during the Revocation Period), Executive will cease to be a director, officer or manager of RAIT or its subsidiaries and or its affiliates, as applicable, including, without limitation, the Chief Executive Officer and President of IRT, and shall have no authority to bind RAIT or its subsidiaries or its affiliates. Notwithstanding the foregoing, Executive shall remain employed by RAIT through the Resignation Date set forth in Paragraph 1(a) above.

2. General Release By Executive.

(a) For the consideration described herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and his heirs, executors and administrators, intending to be legally bound, hereby release and discharge RAIT, and all of RAIT’s related parties, including RAIT’s subsidiaries and affiliates and its and their officers, trustees, directors, shareholders, employees, agents, other representatives, successors, assigns, heirs, executors, and administrators (hereinafter referred to collectively as “Releasees”), from any and all causes of actions, suits, debts, claims and demands whatsoever, arising out of Executive’s employment with RAIT or any of the Releasees and his resignation from RAIT, which he ever had, now has, or may have against RAIT or any other Releasee.

Particularly, but without limitation, Executive releases any claims relating in any way to his employment and his resignation from RAIT or any other Releasee, including any claims:

(i) arising out of the Employment Agreement (and any prior employment agreement between Executive and RAIT or its subsidiaries or its affiliates);

(ii) under any federal, foreign, state or local laws, including without limitation, the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., as amended, the Family & Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification, 29 U.S.C. § 2101 et seq., the Pennsylvania Human Relations Act, the Philadelphia Fair Employment Ordinance, the Sarbanes-Oxley Act, and any regulations promulgated thereunder, including without limitation any claims of discrimination, harassment, whistleblowing or other retaliation und any of such laws;

(iii) any other statutory, regulatory, common law or other claims of any kind, including without limitation, claims for breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel, misrepresentation, emotional distress, or pain and suffering; and

(iv) any claims for counsel fees and costs.

(b) Notwithstanding the foregoing, this Release shall not: (i) limit Executive’s ability to assert a defense or set-off against any claims asserted by any Releasee in any forum; or (ii) limit Executive’s rights under any applicable Indemnification Agreements.

(c) Executive agrees that neither he, nor any person, organization, or other entity on his behalf, will share in any remedy against any of the Releasees, involving any matter occurring at any time in the past up to and including the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred on or prior to the date of this Agreement, including any charge of discrimination or complaint under any and all federal, state, or local laws, and any common law claims now or hereafter recognized, as well as all claims for counsel fees and costs.

(d) This General Release includes all claims known and unknown by Executive, those that Executive may already have asserted or raised as well as those that Executive has never asserted or raised.

(e) This General Release does not apply to any claims: (i) for vested benefits under any RAIT retirement plan; (ii) to require RAIT to honor its commitments set forth in this Agreement; (iii) to interpret or determine the scope, meaning or effect of this Agreement; and (iv) that arise after Executive and RAIT have executed this Agreement.

3. General Release by RAIT.

(a) For the General Release by Executive set forth in Paragraph 2 above and Executive’s additional undertakings set forth in this Agreement, RAIT hereby releases and discharges Executive, and his heirs, executors and administrators, intending to be legally bound, from any and all causes of actions, suits, debts, claims and demands whatsoever, arising out of Executive’s employment with RAIT, which RAIT ever had, now has, or may have against Executive.

(b) Notwithstanding the foregoing, this Release shall not limit RAIT’s ability to assert a defense or set-off against any claims asserted by Executive in any forum.

(c) This General Release includes all claims known and unknown by RAIT, those that RAIT may already have asserted or raised as well as those that RAIT has never asserted or raised.

(d) This General Release does not apply to any claims: (i) to require Executive to honor his obligations set forth in this Agreement (including without limitation, the continuing obligations acknowledged in Section 4 hereof and any obligations under the Indemnification Agreements); (ii) to interpret or determine the scope, meaning or effect of this Agreement; and (iii) that arise after the parties have executed this Agreement.

4. Agreements and Acknowledgements. Executive agrees and acknowledges as follows:

(a) Executive agrees that he remains subject to Sections 5 (and its subsections) of the Employment Agreement relating to Non-Competition, Non-Solicitation, Intellectual Property, Developments and Confidentiality as set forth in Section 5 (and its subsections), except that RAIT (as set forth in Paragraph 1(d)(iii) above) waives the non-competition restriction in Section 5.1(a) of the Employment Agreement as of the Resignation Date. Executive agrees also that RAIT may, without limitation, exercise the rights and remedies referenced in Section 5.4 of the Employment Agreement in connection with any breach of any of Executive’s continuing restrictions set forth in Section 5 (and its subsections) of the Employment Agreement, excluding, for clarity, the non-competition restriction in Section 5.1(a) of the Employment Agreement waived by RAIT in Paragraph 1(d)(iii) above. The duration of any applicable restrictions contained in Section 5 (and its applicable subsections) shall begin on the Resignation Date;

(b) Executive remains subject to RAIT’s Insider Trading Policy until such time as he is not aware of any material nonpublic information concerning RAIT, which will in any event be deemed not to be before the date that is two (2) business days after the filing of RAIT’s 2012 audited financial statements on SEC form 10K;

(c) Executive shall deliver, on or before the Resignation Date, all property of RAIT to the person designated by RAIT to receive same, including keys, identification cards, RAIT’s (and its subsidiaries’ and its affiliates’) credit cards and equipment, such as cellphones, blackberries, computers, records and information belonging to RAIT, and any documents, memoranda or files, stored in whatever media, retaining no copies;

(d) For so long as any applicable Indemnification Agreements remain in effect and Executive is indemnified thereunder, Executive promises to assist RAIT with the transition of his job responsibilities to other employees of RAIT and its subsidiaries and its affiliates, including IRT, and to provide reasonable cooperation to RAIT and its attorneys in connection with any investigations, lawsuits, or other proceedings in which RAIT or its employees may become involved, in each case with respect to work performed for RAIT or its subsidiaries or its affiliates by Executive prior to the Resignation Date;

(e) Executive acknowledges and agrees that he will be fully responsible for the payment of any and all taxes (including, but not limited to, any and all applicable federal, state, and local income, excise, penalty or other taxes, plus interest) due and owing by him as a result of RAIT’s payment to him of the Amount and RAIT’s payment of any amounts or delivery of RAIT common shares or SARs to him or the exercise of the SARs; and

(f) Executive agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed to Executive by RAIT. RAIT agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or any duty owed to RAIT or its subsidiaries or its affiliates by Executive.

(g) Executive certifies that RAIT has not made any representations to Executive concerning this Agreement other than those contained herein.

(h) Executive acknowledges and agrees as follows:

(1) That he has read the terms of this Agreement, that he was given twenty-one (21) calendar days to review it (which he confirms was a reasonable and sufficient amount of time for him to do so), and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE RAIT and the other Releasees from any legal action arising out of his employment relationship with RAIT or any of the Releasees or the Employment Agreement, the terms and conditions of that employment relationship, and his resignation from RAIT. For clarity, Executive also acknowledges and agrees that he waives any requirement in the Employment Agreement that he be given forty-five (45) calendar days to review this Agreement;

(2) That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him;

(3) That he has been advised and is hereby advised in writing to consult with his attorney prior to signing this Agreement; and

(i) Executive agrees to comply with RAIT’s reasonable requests for information, including, without limitation, with respect to governmental filings and regulatory information requests.

5. Indemnification, Litigation and Related Matters. The Indemnification Agreements and the provisions of RAIT’s Directors and Officers liability insurance policies (“D&O Policies”), Declaration of Trust and Bylaws relating to indemnification and advancement of expenses to officers of RAIT shall continue to apply to Executive with respect to work performed for RAIT by Executive prior to the Resignation Date. In addition, any changes to such provisions subsequent to the Resignation Date that are generally applicable to conduct of officers of RAIT occurring prior to the Resignation Date shall apply to Executive. RAIT shall continue to maintain liability insurance covering Executive with respect to work performed for RAIT by Executive prior to the Resignation Date on the same or substantially similar terms as for any other officer. RAIT agrees to keep Executive reasonably apprised of the status of any Proceedings that may implicate him or his conduct and/or might give rise to a right to indemnification under any applicable Indemnification Agreements or otherwise, including promptly providing relevant publically available documents such as pleadings and material filings.

6. Revocation Period. The Revocation Period, for purposes of this Agreement, is the seven (7) day period following Executive’s execution of this Agreement, during which Executive may change his mind and decide that he does not want to be legally bound by the Agreement. The Agreement shall not be effective until after the Revocation Period has expired without Executive having revoked it. To revoke the Agreement, Executive, within seven (7) days of his execution of the Agreement, must: (i) deliver a letter to the office of Raphael Licht, COO or the office of Scott Schaeffer, CEO; or (ii) fax or email a letter to Mr. Licht and Mr. Schaeffer; or (iii) send them a letter via over-night delivery service to their attention at RAIT Financial Trust, 2929 Arch Street, Philadelphia, PA 19104. If the seventh day is a Sunday or federal holiday, then the document must be delivered, faxed, emailed, or sent by over-night delivery service, as applicable, on the following business day. For a revocation to be effective, Executive must have evidence confirming timely receipt by RAIT.

7. Miscellaneous.

(a) Executive and RAIT hereby certify that each has read the terms of this Agreement, and that each understands this Agreement ‘s terms and effects.

(b) The parties acknowledge that the performance of the promises of each are expressly contingent upon the fulfillment and satisfaction of the obligations of the other party as set forth in this Agreement. This Agreement contains the entire agreement and understanding between Executive and RAIT with respect to any and all disputes or claims that Executive has, or could have had, against RAIT as of the date this Agreement is executed, and supersedes all other agreements between Executive and RAIT with regard to such disputes or claims, except that the following provisions of the Employment Agreement shall survive Executive’s resignation of his employment with RAIT to the extent necessary to the intended preservation of any such right and obligations: (i) Section 5 (captioned “Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality”) and all of its subsections other than Section 5.1(a) relating to the non-competition restriction which RAIT waived as set forth in Paragraph 1(d)(iii) of this Agreement; (ii) Section 6 (captioned “Non-Exclusivity of Rights”); and (iii) Section 7 (captioned “Non-Exclusivity of Rights”).

(c) This Agreement shall not be changed unless in writing and signed by both Executive and RAIT.

(d) This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania, which, together with the laws of the United States of America, will control any and all disputes or questions of interpretation arising hereunder.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement on the day signed and dated by the second party to execute the Agreement as set forth below (“the Execution Date”).

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Jack E. Salmon	2/1/2013

Jack E. Salmon	Date
RAIT Financial Trust

By: /s/ Raphael Licht 2/1/2013 Date
Name: Raphael Licht
Title: Chief Operating Officer

Execution Date: February 1, 2013